Exhibit 99.1

CYTYC CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS (As Restated)

INDEX

Page

Report of Independent Registered Public Accounting Firm	1-2

Consolidated Balance Sheets (As Restated) as of December 31, 2006 and 2005	1-3

Consolidated Statements of Income for the Years Ended December 31, 2006, 2005 and 2004	1-4

Consolidated Statements of Stockholders’ Equity (As Restated) for the Years Ended December 31, 2006, 2005 and 2004	1-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 and 2004	1-6

Notes to Consolidated Financial Statements	1-7

1-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cytyc Corporation

Marlborough, Massachusetts

We have audited the accompanying consolidated balance sheets of Cytyc Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 have been restated.

As discussed in Note 9 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation on January 1, 2006, as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 (as revised), based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2007 (May 18, 2007 as to the effect of the material weakness described in Management’s Report on Internal Control over Financial Reporting (As Revised)) included in the Company’s Annual Report on Form 10K/A (Amendment No. 2) expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 1, 2007 (May 18, 2007 as to the effects

    of the restatement discussed in Note 15)

1-2

CYTYC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2006	2005
	(As restated)	(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$140,680	$123,468
Investment securities	157,030	97,151
Accounts receivable, net of allowance of $1,951 and $1,592 at December 31, 2006 and 2005, respectively	94,943	82,833
Inventories, net	29,503	24,033
Deferred tax assets, net	9,065	4,266
Prepaid expenses and other current assets	5,932	5,539

Total current assets	437,153	337,290

Property and equipment, net	149,007	113,610

Intangible assets:
Patents and developed technology, net of accumulated amortization of $23,914 and $13,018 at December 31, 2006 and 2005, respectively	182,477	192,572
Goodwill	386,533	389,385

Total intangible assets	569,010	581,957

Other assets, net	9,544	7,022

Total assets	$1,164,714	$1,039,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,514	$10,627
Accrued expenses	56,688	74,291
Deferred revenue	4,935	4,265

Total current liabilities	74,137	89,183

Deferred tax liabilities, net	64,145	70,101
Long-term debt	250,000	250,000
Other non-current liabilities	17,459	2,244
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.01 par value—
Authorized—5,000,000 shares
No shares issued or outstanding	—	—
Common stock, $0.01 par value—
Authorized—400,000,000 shares
Issued— 136,305,345 and 132,743,281 in 2006 and 2005, respectively
Outstanding— 114,726,133 and 115,273,391 in 2006 and 2005, respectively	1,363	1,327
Additional paid-in capital	673,168	574,377
Treasury stock, at cost: 21,579,212 and 17,469,890 shares in 2006 and 2005, respectively	(316,153)	(207,503)
Accumulated other comprehensive income	2,956	2,048
Retained earnings	397,639	258,102

Total stockholders’ equity	758,973	628,351

Total liabilities and stockholders’ equity	$1,164,714	$1,039,879

The accompanying notes are an integral part of these consolidated financial statements.

1-3

CYTYC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Years Ended December 31,
	2006	2005	2004
Net sales	$608,250	$508,251	$393,593
Cost of sales	134,184	107,149	82,523

Gross profit	474,066	401,102	311,070

Operating expenses:
Research and development	44,134	32,330	20,820
Sales and marketing	161,925	131,346	102,011
General and administrative	63,452	45,298	35,274
Restructuring	2,885	—	—
Arbitration decision	—	7,807	—
In-process research and development	—	—	19,100

Total operating expenses	272,396	216,781	177,205

Income from operations	201,670	184,321	133,865

Other income (expense), net:
Interest income	7,207	3,280	2,418
Interest expense	(7,506)	(7,168)	(5,376)
Gain on equity investments, net	10,766	—	—
Other	2,535	(1,715)	(510)

Total other income (expense), net	13,002	(5,603)	(3,468)

Income before provision for income taxes	214,672	178,718	130,397
Provision for income taxes	75,135	65,232	56,809

Net income	$139,537	$113,486	$73,588

Net income per common and potential common share:
Basic	$1.22	$1.00	$0.66

Diluted	$1.16	$0.94	$0.63

Weighted average common and potential common shares outstanding:
Basic	114,009	113,528	111,148
Diluted	123,759	125,446	121,922

The accompanying notes are an integral part of these consolidated financial statements.

1-4

CYTYC CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2006, 2005, and 2004

(in thousands, except share amounts)

	Comprehensive Income	Common Stock		Additional Paid-in Capital (as restated)	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings (as restated)	Total Stockholders’ Equity
		Number of Shares	Value
Balance, January 1, 2004, as previously reported	—	124,725,579	$1,247	$405,828	$(155,767)	$2,679	$99,644	$353,631
Prior period adjustments (see Note 15)	—	—	—	28,616	—	—	(28,616)	—

Balance, January 1, 2004 (as restated)	—	124,725,579	1,247	434,444	(155,767)	2,679	71,028	353,631
Exercise of common stock options	—	3,832,697	39	46,074	—	—	—	46,113
Issuance of shares under employee stock purchase plan	—	128,687	1	1,915	—	—	—	1,916
Issuance of shares under directors’ and executive stock plans	—	20,309	—	309	—	—	—	309
Repurchase of 135,000 shares of common stock	—	—	—	—	(1,680)	—	—	(1,680)
Tax benefit from stock options exercised	—	—	—	13,139	—	—	—	13,139
Comprehensive income :
Net income	$73,588	—	—	—	—	—	73,588	73,588
Other comprehensive income, net–Unrealized loss on securities	(322)	—	—	—	—	(322)	—	(322)
Translation adjustments	751	—	—	—	—	751	—	751

Comprehensive income	$74,017	—	—	—	—	—	—	—

Balance, December 31, 2004 (as restated)		128,707,272	1,287	495,881	(157,447)	3,108	144,616	487,445
Exercise of common stock options	—	3,942,453	40	62,326	—	—	—	62,366
Issuance of shares under employee stock purchase plan	—	146,555	1	2,936	—	—	—	2,937
Issuance of shares under directors’ and executive stock plans	—	19,247	—	473	—	—	—	473
Common stock received for exercise of stock options	—	(72,246)	(1)	(1,224)	—	—	—	(1,225)
Repurchase of 2,190,851 shares of common stock	—	—	—	—	(50,056)	—	—	(50,056)
Tax benefit from stock options exercised	—	—	—	13,985	—	—	—	13,985
Comprehensive income :
Net income	$113,486	—	—	—	—	—	113,486	113,486
Other comprehensive income, net–Unrealized gain on securities	208	—	—	—	—	208	—	208
Translation adjustments	(1,268)	—	—	—	—	(1,268)	—	(1,268)

Comprehensive income	$112,426	—	—	—	—	—	—	—

Balance, December 31, 2005 (as restated)		132,743,281	1,327	574,377	(207,503)	2,048	258,102	628,351
Exercise of common stock options	—	3,385,544	34	65,781				65,815
Issuance of shares under employee stock purchase plan	—	169,520	2	3,768	—	—	—	3,770
Issuance of options under employee stock option plan and shares under employee stock purchase plan	—	—	—	21,138	—	—	—	21,138
Issuance of shares under directors’ and executive stock plans	—	7,000	—	198	—	—	—	198
Repurchase of 4,109,322 shares of common stock	—	—	—	—	(108,650)	—	—	(108,650)
Tax benefit from stock options exercised and employee stock purchase plan	—	—	—	7,906	—	—	—	7,906
Comprehensive income :
Net income	$139,537	—	—	—	—	—	139,537	139,537
Other comprehensive income, net–Unrealized gain on securities	48	—	—	—	—	48	—	48
Translation adjustments	860	—	—	—	—	860	—	860

Comprehensive income	$140,445	—	—	—	—	—	—	—

Balance, December 31, 2006 (as restated)		136,305,345	$1,363	$673,168	$(316,153)	$2,956	$397,639	$758,973

The accompanying notes are an integral part of these consolidated financial statements.

1-5

CYTYC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$139,537	$113,486	$73,588
Adjustments to reconcile net income to net cash provided by operating activities
Revenue relating to license issued in exchange for preferred stock	(1,933)	—	—
Stock-based compensation expense pursuant to SFAS No. 123R	21,138	—	—
Depreciation and amortization of property and equipment	23,277	17,250	13,271
Amortization of intangible assets	10,896	6,808	3,141
Amortization of deferred financing costs	1,673	1,543	1,157
Loss on disposals of fixed assets	1,153	187	—
Gain on equity investments, net	(10,766)	—	—
Provision (benefit) for doubtful accounts	458	608	(399)
Acquired in-process research and development	—	—	19,100
Compensation expense related to issuance of stock to directors and executives	198	473	309
Deferred tax expense	(3,861)	10,584	22,750
Tax benefit from exercise of stock options and employee stock purchase plan	4,206	13,985	13,139
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(11,155)	(18,497)	(13,785)
Inventories .	(5,236)	(5,863)	4,485
Prepaid expenses and other current assets	(323)	(322)	(1,242)
Accounts payable	1,849	152	(4,469)
Accrued expenses	8,732	20,718	5,787
Deferred revenue	297	2,140	793
Deferred income taxes	(6,424)	12,749	—

Net cash provided by operating activities	173,716	176,001	137,625

Cash flows from investing activities:
Acquisition of Helica	(1,271)	—	—
Acquisition of Proxima Therapeutics, Inc., net of cash acquired	(21,074)	(161,830)	—
Acquisition of Novacept, net of cash acquired	—	—	(309,330)
(Increase) decrease in other assets	(1,913)	60	(1,051)
Increase in equipment under customer usage agreements	(25,512)	(27,270)	(28,501)
Purchases of property and equipment	(22,259)	(13,360)	(32,753)
Purchases of investment securities	(462,036)	(72,143)	(141,008)
Proceeds from sales and maturities of investment securities	413,499	122,188	100,968

Net cash used in investing activities .	(120,566)	(152,355)	(411,675)

Cash flows from financing activities:
(Financing costs) proceeds from issuance of debt, net	(1,305)	—	242,284
Proceeds from exercise of stock options	65,815	61,141	46,113
Proceeds from issuance of shares under employee stock purchase plan	3,770	2,937	1,916
Purchase of treasury shares	(108,650)	(50,056)	(1,680)
Excess tax benefit from exercise of stock options and employee stock purchase plan	3,700	—	—

Net cash (used in) provided by financing activities	(36,670)	14,022	288,633

Effect of exchange rate changes on cash	732	(477)	97

Net increase in cash and cash equivalents	17,212	37,191	14,680
Cash and cash equivalents, beginning of year	123,468	86,277	71,597

Cash and cash equivalents, end of year	$140,680	$123,468	$86,277

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$72,295	$26,662	$22,233

Cash paid for interest	$5,832	$5,625	$2,703

Supplemental disclosure of non-cash investing and financing items:
Increase in patents and developed technology included in accrued expenses	$—	$773	$—

Property and equipment acquired under finance lease obligation	$13,798	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

1-6

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(1) The Company

Cytyc Corporation and subsidiaries (“Cytyc” or the “Company”) is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc products cover a range of cancer and women’s health applications, including cervical cancer screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors. The Company’s goal is to become the market leader in providing innovative technologies that enable physicians and laboratories to improve patients’ lives throughout the world.

Cytyc has three reportable segments: domestic diagnostic products, domestic surgical products, and international. Cytyc’s product lines primarily include: the ThinPrep® System, the NovaSure® System, the MammoSite® Radiation Therapy System and the GliaSite® Radiation Therapy System.

The ThinPrep System is an automated system for the preparation and screening of cervical specimens and non-gynecological samples on microscope slides. The ThinPrep System consists of any one or more of the following: the ThinPrep 2000 Processor, ThinPrep 3000 Processor, ThinPrep Imaging System, and related reagents, filters, and other supplies, such as the ThinPrep Pap Test and the Company’s proprietary ThinPrep PreservCyt® Solution.

The NovaSure System is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding. The NovaSure System primarily consists of a disposable, hand-held, single-use device and a controller that delivers radio frequency, or RF, energy to the endometrial wall of the uterus to ablate the endometrium. The NovaSure RF Controller generates and delivers the radiofrequency energy, monitors several critical treatment and safety parameters, and automatically controls other aspects of the procedure.

The MammoSite Radiation Therapy System is a single-use device for the treatment of early-stage breast cancer, which incorporates a patented balloon catheter that positions a therapeutic radiation source directly into the resection cavity created after removal of a tumor from the breast. The MammoSite System delivers optimally dosed radiation to the tissue that is at the highest risk for cancer recurrence while minimizing radiation exposure.

The GliaSite System is used for the treatment of malignant brain tumors and works in the same manner and utilizes similar technology as the MammoSite System, using Iotrex, a proprietary, liquid radiation source for which Cytyc has an exclusive license. The GliaSite System provides a full course of post-surgical radiation therapy that can be delivered even after a full course of external beam radiation therapy has been given to a patient.

As described in Note 9, on January 1, 2006, the Company changed its method of accounting for stock-based compensation, as required by Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment.

(2) Summary of Significant Accounting Policies

The accompanying consolidated financial statements reflect the application of certain significant accounting policies, as discussed below and elsewhere in the notes to the consolidated financial statements. The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

1-7

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany transactions and balances have been eliminated in consolidation.

(b) Foreign Currency Translation

The accounts of the Company’s foreign subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. The Company has determined that the functional currency of its subsidiaries should be their local currencies, with the exception of its subsidiary in Costa Rica, whose functional currency is the US dollar. For all except the Costa Rica subsidiary, assets and liabilities of the foreign subsidiaries are translated at the rates of exchange in effect at year-end. Revenues and expenses are translated using exchange rates in effect during the year. As a result, gains and losses from foreign currency translation are included in accumulated other comprehensive income within stockholders’ equity in the accompanying consolidated balance sheets. Foreign currency transaction gains or losses are recorded immediately to income. During the fourth quarter of 2006, the Company recorded a realized foreign currency gain of $1.9 million on the sale of its Vision Systems Limited shares (see Note 4(d)). The Company had total realized and unrealized net foreign currency transaction gains (losses) of $2.5 million, $(1.5) million and $0.1 million in 2006, 2005 and 2004, respectively.

(c) Financial Instruments

The estimated fair market values of the Company’s financial instruments, which include marketable securities, accounts receivable and accounts payable, approximate their carrying values due to the short-term nature of these instruments. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash, cash equivalents, investment securities and accounts receivable. Investments are placed in highly-rated financial institutions. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. No customer represented more than 10% of the accounts receivable balance as of December 31, 2006 and 2005. The fair market value of the Company’s long-term debt, which consists of its $250 million Convertible Notes, is approximately $272 million based on quoted market prices as of December 31, 2006.

(d) Cash and Cash Equivalents

Cash equivalents consist of municipal bonds with maturities, at date of purchase, of three months or less.

(e) Investment Securities

The Company follows the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Investment securities are classified as available-for-sale and recorded at fair market value with the unrealized gains and losses reported as a component of accumulated other comprehensive income in stockholders’ equity (see Note 2(s)). The Company would have the ability and intent to hold securities should fair value be less than cost. At December 31, 2006 investment securities consist of municipal bonds. At December 31, 2005, investment securities consisted of municipal bonds, as well as auction rate securities (“ARS”) totaling $65.1 million. Although the ARS generally have original maturities in excess of one year from date of purchase, the underlying interest rates on these securities typically reset within one month. Therefore,

1-8

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

these ARS are priced and subsequently traded as investment securities because of remarketing and the interest rate reset feature.

At December 31, 2006 and 2005, the cost basis, aggregate fair value, gross unrealized holding gains and losses and average months to maturity, by major security type, are as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(in thousands)
December 31, 2006
Municipal Bonds (average maturity of 0.7 months)	$157,030	$—	$—	$157,030

December 31, 2005
Municipal Bonds (average maturity of 5.2 months)	$32,152	$—	$(76)	$32,076
Auction Rate Securities (average interest rate reset of 0.6 months)	65,075	—	—	65,075

	$97,227	$—	$(76)	$97,151

(f) Allowance for Doubtful Accounts

The Company maintains reserves for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These reserves are determined based upon historical experience and any specific customer collection issues that have been identified. Historically, the Company has not experienced significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area.

(g) Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of materials, labor and manufacturing overhead.

(h) Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Expenditures for repairs and maintenance are charged to expense when incurred and additions or improvements are capitalized. The Company provides for depreciation and amortization by charges to operations, on a straight-line basis, in amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:

Asset Classification	Estimated Useful Life
Equipment	3-7 Years
Equipment under customer usage agreements	3-8 Years
Computer equipment and software	3-5 Years
Furniture and fixtures	3-10 Years
Building	40 Years
Leasehold improvements	Lesser of life or lease term

1-9

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Leases—The Company evaluates and classifies its leases as operating or capital for financial reporting purposes. Minimum base rent for the Company’s operating leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the initial lease term and those renewal periods, if any, that have been exercised. All but one of the Company’s leases are classified as operating leases.

During 2006, the Company disbursed cash for property and equipment to build out and equip one of its leased facilities and pursuant to the provisions of Emerging Issues Task Force (“EITF”) 97-10, The Effect of Lessee Involvement in Asset Construction, the Company is deemed to be the owner of the facility during the construction period. As such, this lease is not classified as an operating lease and the Company recorded the fair market value of the facility within property and equipment on its consolidated balance sheet, with an offsetting increase to accrued expenses and other non-current liabilities. At the completion of the construction period, the Company will review the lease for potential sale-leaseback treatment.

(i) Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized but, instead, are measured for impairment at least annually, or whenever events indicate that there may be an impairment. Other identifiable intangible assets are amortized over their estimated useful lives and reviewed for impairment if circumstances warrant.

The Company has selected July in which to perform its annual evaluation of goodwill for impairment. As of July 31, 2006 and 2005, it was determined that the carrying amount of goodwill did not exceed its fair value and, accordingly, no impairment loss existed. There were no indicators of impairment subsequent to this annual review that require further assessment. Other intangible assets, such as acquired patents and developed technology, are being amortized over their estimated useful lives, which range from 3 years to 25 years. Impairment of these other intangible assets is determined as described in Note 2(k).

The intangible assets the Company acquired as part of its acquisitions, which primarily include patents and developed technology, are being amortized using the cash flow method over 15 years. Under the cash flow method, amortization is calculated and recognized based upon the Company’s estimated net cash flows over the life of the intangible asset, reflecting the pattern in which the economic benefits of the intangible asset are consumed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company believes the patents provide sufficient coverage for differentiated products to sustain some competitive advantage in the marketplace over the average remaining life of the patents.

Amortization expense related to the identifiable intangible assets, which consists of the Company’s acquired patents and developed technology, was $10.9 million, $6.8 million and $3.1 million for 2006, 2005 and 2004, respectively (see Note 2(t) for amortization expense by operating segment). Amortization expense related to identifiable intangible assets, which is an estimate for each future year and subject to change, is as follows:

Amount
(in thousands)
2007	$14,602
2008	17,414
2009	19,695
2010	19,282
2011	18,005
Thereafter	93,479

Total	$182,477

1-10

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(j) Other Assets

Other assets consist primarily of unamortized deferred financing costs of $4.6 million and $5.2 million as of December 31, 2006 and 2005, respectively, and private equity investments of $3.5 million and $1.2 million as of December 31, 2006 and 2005, respectively. The unamortized deferred financing costs related to the Company’s $250 million convertible notes are being amortized over the life of the expected five-year repayment period and the deferred financing costs related to the Company’s line of credit facility, entered into on June 30, 2006 and amended on October 6, 2006, are being amortized over the five-year life of the line of credit agreement (see Note 7).

During 2005, the Company entered into a $5.0 million private equity investment commitment with a limited liability partnership, which may be paid over the succeeding three years. As of December 31, 2006, approximately $1.6 million of this investment has been paid. The Company is accounting for this investment under the cost method, since it does not have the ability to exercise significant influence and, as of December 31, 2006 and 2005, holds less than three percent of the partnership’s voting stock, among other factors. In addition, in March 2006, the Company entered into a $1.9 million private equity investment agreement with a corporation, in which the Company received shares of preferred stock in exchange for granting a non-exclusive license to certain of the Company’s patents. The Company is accounting for this investment under the cost method, since it does not have the ability to exercise significant influence and, as of December 31, 2006, holds less than 20 percent of the corporation’s voting stock, among other factors. The Company’s determination of whether it has significant influence over an investment requires judgment. If at any time the private equity investment in the limited liability partnership exceeds three percent of the partnership’s voting stock, the private equity investment entered into in March 2006 exceeds 20 percent of the corporation’s voting stock, or the Company determines that it has the ability to exercise significant influence over either entity, among other factors, the Company will begin to account for the related investment under the equity method. In addition, the Company regularly reviews these investments for impairment indicators. To date, no impairment indicators have been identified relating to these investments.

(k) Long-lived Assets

The Company accounts for impairments of long-lived assets subject to amortization using SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (2) subsequently measure an impairment loss as the difference between the carrying amount and fair value of the asset.

(l) Product Warranty Obligations

The Company records a liability for product warranty obligations at the time of sale based upon historical warranty experience. The term of the warranty is generally twelve months. The Company also records an additional liability for specific warranty matters when they become known and are reasonably estimable. Product warranty obligations are included in accrued expenses.

(m) Restructuring

Restructuring is recognized and measured in accordance with the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Under SFAS No. 146, restructuring charges include, but are not limited to, severance and related costs and contract termination costs, as well as costs associated with the exit from leased facilities (see Note 11).

1-11

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(n) Revenue Recognition

The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility of the resulting receivable is reasonably assured. Revenue for contracts which contain multiple deliverables is allocated among the separate units based upon their relative fair values. The Company generally recognizes revenue on product sales upon shipment or upon delivery, depending on the shipping terms of the transaction and when delivery is deemed to have occurred. Provisions for estimated discounts and rebates are recorded as a reduction of net sales in the same period revenue is recognized. For equipment sales where the Company is obligated to perform installation or training that is deemed critical to the equipment’s functionality, revenue is deferred until after installation or training has occurred.

The Company also sells disposable supplies under customer usage agreements. Under customer usage agreements, the Company installs its equipment (for example, a ThinPrep Processor or a ThinPrep Imaging System) at customer sites and customers commit to purchasing minimum quantities of disposable supplies at a stated price (generally including a usage fee for the equipment) over a defined contract term, which is typically between three and five years. Revenue is recognized over the term of the customer usage agreement as disposable supplies are delivered. Accordingly, no revenue is recognized upon delivery of the equipment.

Revenues from sales of service contracts are deferred and recognized ratably over the service period. The Company also rents its equipment to customers. Revenues from rental agreements are recorded over the terms of the rental agreements.

Freight revenue billed to customers is included in net sales and expenses incurred for shipping products to customers are included in cost of sales.

(o) Research and Development Costs

Research and development costs are charged to operations as incurred.

(p) Income Taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by enacted tax rates anticipated to be in effect in the periods when these differences are expected to reverse. A valuation allowance is provided to the extent realization of tax assets is not considered likely.

(q) Net Income Per Common Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of common shares and potential common shares from outstanding stock options and convertible debt. Potential common shares for outstanding stock options are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding stock options. The treasury stock method is affected by the amount of stock-based compensation attributable to future services and therefore not yet recognized. The Company’s adoption of SFAS No. 123R on January 1, 2006 resulted in an increase in unrecognized stock-based compensation expense relating to unvested employee stock awards, which reduced the dilutive effect of assumed exercises of stock options for the year ended December 31, 2006 by 1,690,635 shares.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The following table provides a reconciliation of the net income and weighted average common shares used in calculating basic and diluted net income per share for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,
	2006	2005	2004
	(in thousands, except per share amounts)
Numerator:
Net income, as reported, for basic earnings per share	$139,537	$113,486	$73,588
Interest expense on convertible debt, net of tax	4,493	4,552	3,333

Net income, as adjusted, for diluted earnings per share	$144,030	$118,038	$76,921

Denominator:
Basic weighted average common shares outstanding	114,009	113,528	111,148
Dilutive effect of assumed exercise of stock options	1,324	3,492	4,267
Dilutive effect of assumed conversion of convertible debt	8,426	8,426	6,507

Weighted average common shares outstanding assuming dilution	123,759	125,446	121,922

Basic net income per common share	$1.22	$1.00	$0.66

Diluted net income per common and potential common share	$1.16	$0.94	$0.63

Diluted weighted average common shares outstanding exclude 3,921,706, 2,595,931 and 4,219,596 potential common shares from stock options outstanding for the years ended December 31, 2006, 2005 and 2004, respectively, because the exercise prices of such stock options were higher than the average closing price of the Company’s common stock as quoted on The NASDAQ National Market during the periods mentioned and, accordingly, their effect would be anti-dilutive.

(r) Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, which requires all stock-based compensation to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R on January 1, 2006 using the modified prospective method and accordingly, prior period amounts have not been restated. In order to determine the fair value of stock options and employee stock purchase plan shares, the Company is using the Black-Scholes option pricing model and is applying the multiple-option valuation approach to the stock option valuation. The Company is recognizing stock-based compensation expense on a straight-line basis over the requisite service period of the awards for options granted following the adoption of SFAS No. 123R. For unvested stock options outstanding as of January 1, 2006, the Company will continue to recognize stock-based compensation expense using the accelerated amortization method prescribed in FASB Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Prior to January 1, 2006, the Company accounted for stock options using the intrinsic value method, pursuant to the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, stock-based compensation expense was measured as the difference between the option’s exercise price and the market price of the Company’s common stock on the date of grant.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(s) Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity including such items as unrealized holding gains (losses) on securities classified as available-for-sale and foreign currency translation adjustments, reflected net of tax. The Company has chosen to disclose comprehensive income in the accompanying consolidated statements of stockholders’ equity.

The components of accumulated other comprehensive income are as follows:

	Cumulative Translation Adjustment	Unrealized Gain (Loss) on Available-for- Sale Securities	Accumulated Other Comprehensive Income
	(in thousands)
Balance as of January 1, 2004	$2,613	$66	$2,679
Comprehensive income changes during year, net of tax	751	(322)	429

Balance as of December 31, 2004	3,364	(256)	3,108
Comprehensive income changes during year, net of tax	(1,268)	208	(1,060)

Balance as of December 31, 2005	2,096	(48)	2,048
Comprehensive income changes during year, net of tax	860	48	908

Balance as of December 31, 2006	$2,956	$—	$2,956

(t) Segment and Enterprise-Wide Reporting

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires certain financial and supplementary information to be disclosed for each reportable operating segment of an enterprise, as defined. Prior to the fourth quarter of 2005, the Company operated its business in two segments, worldwide diagnostic products and worldwide surgical products. In the fourth quarter of 2005, the Company modified its management structure to establish an international division, managed by a divisional president, as a result of the growth in its international operations and began to operate in three reportable segments: domestic diagnostic products, domestic surgical products and international. During the third quarter of 2006, the Company established the domestic diagnostic products division and domestic surgical products division, each managed by a divisional president. Based on its operating structure, the Company has determined that it has reportable segments which correspond directly to these three divisions. Financial information for the three segments is included below for all periods presented and each segment is described as follows:

Domestic Diagnostic Products—This segment develops and markets the ThinPrep System in the United States primarily for use in diagnostic cytology testing applications focused on women’s health. The ThinPrep System is widely used for cervical cancer screening. The ThinPrep System consists of any one or more of the following: the ThinPrep 2000 Processor, ThinPrep 3000 Processor, ThinPrep Imaging System, and related reagents, filters, and other supplies, such as the ThinPrep Pap Test and the Company’s proprietary ThinPrep PreservCyt Solution.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Domestic Surgical Products—This segment manufactures the NovaSure System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding, the MammoSite Radiation Therapy System, a device for the treatment of early-stage breast cancer, and the GliaSite Radiation Therapy System for the treatment of malignant brain tumors and, markets these products in the Unites States.

International—This segment markets the Company’s diagnostic and surgical products outside of the United States through the Company’s subsidiaries, branch office and distributors. Products sold by the Company’s international segment are manufactured at domestic and international manufacturing locations.

The Company’s chief decision maker, who is the Chief Executive Officer, regularly evaluates the operating team of each segment on their ability to generate net sales and gross profit. Selling, general and administrative functions, as well as the treasury function, are administered on a global basis and therefore these expenses are recorded where disbursed. As such, the Company does not allocate these expenses across its three segments.

The Company’s operating results, by segment, are as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Net sales:
Domestic diagnostic products	$333,950	$311,318	$289,543
Domestic surgical products	206,009	143,870	62,479
International	68,291	53,063	41,571

Total net sales	$608,250	$508,251	$393,593

Gross profit and income from operations:
Domestic diagnostic products	$255,771	$243,573	$232,282
Domestic surgical products	173,015	120,543	48,547
International	45,280	36,986	30,241

Total gross profit	474,066	401,102	311,070
Corporate expenses	272,396	216,781	177,205

Income from operations	$201,670	$184,321	$133,865

SFAS No. 131 also requires that certain enterprise-wide disclosures be made related to products and services, geographic areas and significant customers. During 2006, 2005 and 2004, the Company derived its sales from the following geographies (as a percentage of net sales):

	Years Ended December 31,
	2006	2005	2004
United States	89%	90%	89%
International	11%	10%	11%

	100%	100%	100%

During the year ended December 31, 2006, no customer represented 10% or more of consolidated net sales. During the years ended December 31, 2005 and 2004, net sales to one customer within the Company’s domestic diagnostic products business represented 11% and 17%, respectively, of consolidated net sales. No other customer represented 10% or more of consolidated net sales during these periods.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The Company operates manufacturing facilities in the United States and Costa Rica and has several offices, primarily for sales and distribution, throughout the world. Property and equipment is primarily located within the domestic diagnostic products segment in the United States.

The following table summarizes the Company’s intangible assets, by segment:

	Patents and Developed Technology, net	Goodwill	Total Intangible Assets
	(in thousands)
December 31, 2006
Domestic diagnostic products	$11,818	$85,817	$97,635
Domestic surgical products	146,637	261,192	407,829
International	24,022	39,524	63,546

	$182,477	$386,533	$569,010

December 31, 2005
Domestic diagnostic products	$13,263	$85,817	$99,080
Domestic surgical products	154,194	263,819	418,013
International	25,115	39,749	64,864

	$192,572	$389,385	$581,957

During 2006, the Company acquired $0.8 million of patent and developed technology and $0.5 million of goodwill, as part of the acquisition of Helica Instruments Limited (“Helica”) (see Note 4(a)) and also recorded tax-related adjustments to the surgical goodwill balance (see Note 4(b)). During 2005, the Company recorded $101.9 million of patents and developed technology and $97.2 million of goodwill, as part of the Proxima acquisition. These amounts, net of amortization expense recorded during each year relating to the patents and developed technology, are included within the domestic surgical products balances above. In addition, during 2005, the Company acquired a patent and licensed patented technology for a total of $0.8 million, which is included within the domestic diagnostic products balance above.

Amortization expense related to identifiable intangible assets is as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Domestic diagnostic products	$1,445	$1,394	$1,394
Domestic surgical products	8,358	4,857	1,527
International	1,093	557	220

	$10,896	$6,808	$3,141

(u) Recent Accounting Pronouncements

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

and defines the criteria that must be met for the benefits of a tax position to be recognized. The cumulative effect of the change in accounting principle must be recorded as an adjustment to opening retained earnings. The Company has completed its initial evaluation of the impact of the January 1, 2007 adoption of FIN No. 48 and determined that such adoption is not expected to have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The Company adopted the provisions of SAB No. 108 on December 31, 2006, as required and such adoption did not have any impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure requirements regarding fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The Company is evaluating the impact of adopting SFAS No. 157 on its financial statements.

(3) Other Balance Sheet Information

Components of selected captions in the consolidated balance sheets at December 31 consist of:

	2006	2005
	(in thousands)
Inventories, net
Raw materials	$10,305	$9,000
Work-in-process	2,275	3,436
Finished goods	16,923	11,597

	$29,503	$24,033

Property and Equipment
Equipment	$45,271	$46,144
Equipment under customer usage agreements	92,136	66,832
Computer equipment and software	34,662	20,894
Furniture and fixtures	5,186	4,773
Building	20,401	8,573
Leasehold improvements	14,350	10,844
Land	3,224	579
Construction-in-process	12,178	9,797

	227,408	168,436
Less—accumulated depreciation and amortization	78,401	54,826

	$149,007	$113,610

Accrued Expenses
Accrued compensation	$27,343	$20,999
Accrued Proxima earn-out	3,613	20,906
Accrued sales and marketing	5,041	4,463
Accrued taxes	9,174	8,860
Accrued arbitration panel decision	—	9,098
Other accruals	11,517	9,965

	$56,688	$74,291

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The Company records a liability for product warranty obligations at the time of sale based upon historical warranty experience. The term of the warranty is generally twelve months. Product warranty obligations are included in accrued expenses. Changes in product warranty obligations for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
	(in thousands)
Balance, beginning of year	$426	$397
New warranties	510	363
Payments	(391)	(290)
Adjustments	(164)	(44)

Balance, end of year	$381	$426

(4) Acquisition Activity

(a) Acquisition of Helica Instruments Limited

On October 25, 2006, the Company acquired the business of Helica Instruments Limited (“Helica”), net of certain assets. This acquisition included the Helica Thermal Coagulator (“HTC”) System, and all related intellectual property, developed and manufactured by Helica, a privately held company based in Edinburgh, Scotland. The HTC System is used by obstetricians and gynecologists for the treatment of endometriosis. The Company intends to develop a second-generation product for worldwide product launch anticipated to occur in 2008. Under the terms of the agreement, the Company made an up-front cash payment of $1 million to Helica. Within two years, but subject to commercialization by the Company of the second-generation product, the Company will be obligated to pay Helica an additional $2 million (“Commercialization Milestone Payment”). After making the Commercialization Milestone Payment, the Company will be obligated to make contingent earn-out payments tied to future performance milestones. The contingent earn-out payments are based on sales of the second-generation product for the two year period following the Commercialization Milestone Payment and will be recorded as additional goodwill when earned. Total consideration under the agreement will not exceed $9 million. The acquisition was accounted for as a purchase in accordance with SFAS No. 141, Business Combinations, and accordingly, the results of operations of Helica were included in the accompanying consolidated statement of income from the date of the acquisition. The operating results of Helica are not material to any periods presented and accordingly pro forma financial information is not presented.

The aggregate purchase price of approximately $1.3 million, including acquisition costs, was allocated to the estimated fair values of the assets acquired and liabilities assumed, at the date of acquisition. The Company did not acquire any of Helica’s tangible assets. Of the total purchase price, the Company allocated $0.8 million to the acquired patent and developed technology and $0.5 million to goodwill, which is non-deductible for tax purposes.

(b) Acquisition of Proxima

On March 7, 2005, the Company acquired Proxima Therapeutics, Inc. (“Proxima”), a privately held company located in Alpharetta, Georgia, in a non-taxable transaction (the “Merger”). As a result of the Merger, all of Proxima’s fully-diluted equity immediately prior to the Merger was automatically converted into the right to receive an initial cash payment of approximately $160 million, plus contingent earn-out payments tied to future performance milestones. The contingent earn-out payments were based on incremental sales growth in the

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

breast-related products during 2005 and 2006, were subject to an aggregate cap of $65 million and have been recorded as additional goodwill when earned. As of December 31, 2006, the Company has accrued $3.6 million for contingent earn-out payments relating to 2006 performance milestones that will be paid during the first quarter of 2007. In March 2006, the Company paid $21.1 million for contingent earn-out payments relating to 2005 performance milestones, of which $20.9 million was accrued at December 31, 2005.

The initial purchase price payment was paid with Cytyc’s available cash. Pursuant to the agreement for the Merger, $15.8 million of the purchase price was placed in escrow to satisfy potential claims. During the three months ended March 31, 2006, the Company released the $15.8 million, plus interest, from escrow to the former Proxima shareholders.

The aggregate purchase price for Proxima, including the contingent earn-out payments relating to 2006 and 2005 performance milestones, was $187.8 million, of which $184.7 million represented cash payable to Proxima shareholders and $3.1 million represented acquisition-related fees and expenses. The acquisition was accounted for as a purchase in accordance with SFAS No. 141 and accordingly, the results of operations of Proxima were included in the accompanying consolidated statement of income from the date of the acquisition. The purchase price was supported by estimates of future sales and earnings of Proxima, as well as the value of sales force and other projected synergies.

Purchase Price Allocation

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition (“Original Amount”) and includes the contingent earn-out payments relating to 2006 and 2005 performance milestones and subsequent adjustments, for an aggregate purchase price of approximately $187.8 million, including acquisition costs:

	Original Amount	2005 Contingent Earn-out	2006 Contingent Earn-out	2006 Adjustments	Amount as of December 31, 2006
	(in thousands)
Current assets	$6,622	$—	$—	$—	$6,622
Property and equipment	379	—	—	—	379
Patents and developed technology	101,900	—	—	—	101,900
Goodwill	76,279	20,906	3,613	(2,997)	97,801
Other assets	507	—	—	—	507
Current liabilities	(4,143)	—	—	114	(4,029)
Long-term liabilities	(587)	—	—	—	(587)
Net deferred tax liability and valuation allowance—long-term	(17,827)	—	—	3,051	(14,776)

	$163,130	$20,906	$3,613	$168	$187,817

As part of the purchase price allocation, all tangible and intangible assets and liabilities were identified and valued. Of the total purchase price, the Company allocated $2.9 million to acquired net tangible assets. The net deferred tax liability of $14.8 million is primarily comprised of $26.6 million of deferred tax assets, net of a $1.0 million valuation allowance, relating to acquired net operating losses and tax credits and deferred tax liabilities of $39.3 million relating to patents and developed technology. The Company determined the fair value of Proxima’s tangible assets and liabilities based on a review of Proxima’s historical and then current financial statements and an understanding of the ongoing nature of the assets and liabilities.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The Company also allocated $101.9 million to the acquired patents and developed technology (primarily associated with the MammoSite Radiation Therapy System (“MammoSite”)). The acquired patents expire at various dates through 2023. Based on the average life of the patent portfolio, the remaining economic life of the developed technology is expected to be approximately 15 years. The Company is amortizing the patents and developed technology over this period using the cash flow method, under which amortization is calculated and recognized based upon the Company’s estimated net cash flows over the life of the intangible asset, reflecting the pattern in which the economic benefits of the intangible asset are consumed in accordance with SFAS No. 142. The Company believes the patents provide sufficient coverage for differentiated products to sustain some competitive advantage in the marketplace over the average remaining life of the patents.

The Company valued the intangible assets acquired, including the portfolio of patents and technologies associated with the MammoSite and GliaSite products, based on present value calculations of income using risk-adjusted cash flows for each product, an analysis of company accomplishments, an assessment of overall contributions, as well as project risks. The projections used in the valuation are based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors, as well as estimates of cost of sales, operating expenses, and income taxes resulting from the acquired products. In addition, the projections reflect the Company’s expectation that improvements to the current devices will continue to be made over the life cycle of the product lines. As a result, the completed technology that existed as of the acquisition date was assumed to represent a declining percentage of the devices’ technological composition over time.

The rate utilized to discount the net cash flows to their present value was based on estimated weighted-average cost of capital calculations. A discount rate of 25% was used to value the acquired intangible assets. This discount rate is higher than the Company’s weighted-average cost of capital due to the early-stage life cycle of the acquired products and related inherent uncertainties surrounding the successful commercialization and development of the acquired intangible assets, the useful life of such technology, the profitability levels of such technology, and the uncertainty of technological advances that were unknown at that time.

The projections used to value the tangible assets and liabilities, as well as identifiable intangible assets, reflected no material change in historical pricing, margins or expense levels specifically associated with these acquired net assets. There have been no variations from the Company’s underlying projections and assumptions as compared to actual operating results that would have had a material impact on the valuation.

Goodwill

The excess of the purchase price, including contingent earn-out payments relating to 2006 and 2005 performance milestones, over the fair value of tangible and identifiable intangible net assets was allocated to goodwill, which is non-deductible for tax purposes and totaled $97.8 million. In accordance with SFAS No. 142, this amount will not be systematically amortized. Instead, the Company will perform an annual assessment for impairment by applying a fair-value-based test. As of December 31, 2005, the Company had recorded $97.2 million of goodwill relating to the Proxima acquisition. During 2006, the Company recorded additional goodwill related to the contingent earn-out payments for the 2006 performance milestones, as well as recorded adjustments to goodwill and deferred tax assets of $3.0 million primarily as a result of contingent earn-out payments relating to 2005 performance milestones and the finalization of net operating loss carryforwards.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(c) Acquisition of Novacept

On March 24, 2004, Cytyc acquired Novacept, a privately held California corporation, in a non-taxable transaction. The aggregate purchase price for Novacept was $325.8 million, of which $321.4 million represented cash payable to Novacept shareholders and $4.4 million represented acquisition-related fees and expenses. To satisfy certain claims as provided in the merger agreement, $27.5 million of the purchase price was placed in escrow. The acquisition was accounted for as a purchase in accordance with SFAS No. 141 and accordingly, the results of operations of Novacept were included in the consolidated statement of operations from the date of the acquisition.

Purchase Price Allocation

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed, at the date of acquisition, for an aggregate purchase price of approximately $325.8 million including acquisition costs:

Amount
(in thousands)
Current assets	$27,418
Property and equipment	2,556
Patents and developed technology	83,700
Goodwill	201,102
Net deferred tax asset—long-term	1,007
Other assets	121
Current liabilities	(9,179)
In-process research and development	19,100

$325,825

As part of the purchase price allocation, all tangible and intangible assets and liabilities were identified and valued. Of the total purchase price, the Company allocated $20.9 million to acquired net tangible assets. The net deferred tax asset of $1.0 million is primarily comprised of $31.4 million of deferred tax assets, net of a $7.0 million valuation allowance, relating to acquired net operating losses and tax credits and deferred tax liabilities of $32.6 million relating to patents and developed technology. The Company determined the fair value of Novacept’s tangible assets and liabilities based on a review of Novacept’s historical and then current financial statements and an understanding of the ongoing nature of the assets and liabilities.

The Company also allocated $83.7 million to the acquired patents and developed technology. The acquired patents expire at various dates through 2022. Based on the average life of the patent portfolio, the remaining economic life of the developed technology is expected to be approximately 15 years. The Company is amortizing the patents and developed technology over this period using the cash flow method. The Company believes the patents provide sufficient coverage for differentiated products to sustain some competitive advantage in the marketplace over the average remaining life of the patents.

The Company allocated $19.1 million of the purchase price to an in-process research and development project. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the complete and incomplete research and development activities. The incomplete research and development activities primarily were associated with an upgrade to the RF Controller. The RF Controller delivers radio

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

frequency energy and is one of the two primary components of the NovaSure System. The upgrade to the RF Controller was necessary to replace the existing power supply, a critical component of the RF Controller which was being discontinued by its supplier.

As of the date of acquisition, the upgrade to the RF Controller was under design review, the remaining costs to complete the project were not material and the project was anticipated to be, and actually was, completed in late-2004 with net cash inflows commencing at that time. Accordingly, the acquired in-process research and development was charged to expense as of the date of the acquisition and included in the Company’s statement of income in 2004. Since the acquisition date, there have been no additional significant, ongoing activities associated with the in-process research and development project and there were no other significant acquired projects.

The Company valued the intangible assets acquired, including the portfolio of patents and technologies and the in-process research and development project, based on present value calculations of income using a risk-adjusted cash flow, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to the in-process research and development project was determined by estimating the costs to develop the acquired technology into a commercially viable product, estimating the net cash flows resulting from the project, and discounting the net cash flows to their present value, as well as determining the importance of the upgraded RF Controller to sustaining uninterrupted sales of the NovaSure System. As of the acquisition date, the remaining costs to complete the project were not material.

The projections used to value the acquired intangible assets and the in-process research and development project were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors, as well as estimates of cost of sales, operating expenses, and income taxes from the acquired products and in-process research and development project. In addition, the projections reflect the Company’s expectation that improvements to the current devices would continue to be made over the life cycle of the product lines. As a result, the completed technology that existed as of the acquisition date was assumed to represent a declining percentage of the devices’ technological composition over time.

The rates utilized to discount the net cash flows to their present value were based on estimated weighted-average cost of capital calculations. Discount rates in the range of 15% to 20% were used to value the acquired intangible assets and the in-process research and development project. The discount rates were higher than the Company’s weighted-average cost of capital due to the early-stage life cycle of the acquired products, the inherent uncertainties surrounding the outcome of the upgrade project and successful commercialization and development of the acquired intangible assets, the useful life of the acquired technology, the profitability levels of such technology and the uncertainty of technological advances that were unknown at that time.

The projections the Company used to value the acquired tangible and intangible assets and liabilities, as well as the in-process research and development project, reflected no material change in historical pricing, margins or expense levels specifically associated with the acquired net assets and the upgrade project. There have been no variations from the Company’s underlying projections and assumptions as compared to actual operating results that would have had a material impact on the valuation of the in-process research and development project.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(d) Acquisition and Sale of Shares of Vision System Limited

In October 2006, the Company began acquiring shares of Vision Systems Limited (“Vision”), an Australia-based, worldwide developer and manufacturer of instruments and reagents for anatomical pathology, pursuant to a cash tender offer at a per share purchase price of 3.25 Australian dollars (approximately US$2.45). The Company acquired a total of 30.5 million shares of Vision at a total cost of US$74.3 million. In October 2006, another company offered Vision shareholders a price of 3.75 Australian dollars per share and in November 2006, Cytyc subsequently sold its shares of Vision to this company for total cash proceeds of US$87.4 million. As a result, the Company recorded a gain on the sale of its Vision shares of US$11.2 million and such gain is included in gain on strategic investments in the Company’s consolidated statement of income for the year ended December 31, 2006. In addition, during 2006, the Company recorded a realized foreign currency gain of US$1.9 million related to this transaction and included such gain in other income (expense). Deal costs associated with this transaction, totaling $3.6 million, are included in general and administrative expense.

(5) Allowance for Doubtful Accounts

A summary of the allowance for doubtful accounts activity is as follows:

	December 31,
	2006	2005	2004
	(in thousands)
Balance, beginning of year	$1,592	$1,152	$1,744
Provision (benefit)	458	608	(399)
Amounts written off	(99)	(168)	(193)

Balance, end of year	$1,951	$1,592	$1,152

(6) Income Taxes

The components of the provision for income taxes are as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Current:
Federal	$69,840	$48,415	$28,951
Foreign	929	440	218
State	8,227	5,793	4,890

	78,996	54,648	34,059

Deferred:
Federal	(3,713)	10,241	22,067
State	(148)	343	683

	(3,861)	10,584	22,750

Total provision for income taxes	$75,135	$65,232	$56,809

1-23

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

During 2006, the Company completed tax audits that resulted in the recognition of a tax benefit in the consolidated statement of income of approximately $2 million and a decrease in the Company’s effective tax rate for 2006. A reconciliation of the federal statutory rate to the Company’s effective income tax rate is as follows:

	Years Ended December 31,
	2006	2005	2004
Income tax provision at federal statutory rate	35.0%	35.0%	35.0%
In-process research and development write-off related to Novacept acquisition	—	—	5.1
State tax provision, net of federal benefit	2.5	2.2	2.8
Completion of various tax audits	(1.0)	—	—
Tax-exempt interest income	(1.0)	(0.4)	(0.3)
Other	(0.5)	(0.3)	1.0

Effective tax rate	35.0%	36.5%	43.6%

The approximate income tax effect of each type of temporary difference and carryforward is as follows:

	December 31,
	2006	2005
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$20,916	$23,574
Research and development and other tax credit carryforwards	4,062	4,771
Stock-based compensation	5,890	—
Amortization of acquisition-related charges	554	—
Warranty reserve	66	74
Deferred income	530	342
Bad debt reserve	538	482
Inventory reserve	367	1,063
Employee benefit related reserves	1,842	508
Other temporary differences	1,939	1,797

	36,704	32,611

Deferred tax liabilities:
Acquired developed technology	(68,057)	(74,231)
Original issuance discount on convertible notes	(12,352)	(7,880)
Depreciation	(5,080)	(7,108)
Other	(1,994)	(1,177)

	(87,483)	(90,396)

	(50,779)	(57,785)
Valuation allowance	(4,302)	(8,050)

Net deferred tax liabilities	$(55,081)	$(65,835)

The Company has research and development tax credit carryforwards of approximately $3.7 million at December 31, 2006 that will expire at various dates beginning in 2007 and through 2021 if not utilized. The Company, through its acquisition of Novacept, has net operating losses for federal income tax purposes of approximately $32.9 million at December 31, 2006 that will expire at various dates beginning in 2009 and

1-24

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

through 2024 if not utilized. The Company, through its acquisition of Proxima, has net operating losses for federal income tax purposes of approximately $26.8 million at December 31, 2006 that will expire at various dates beginning in 2010 and through 2025 if not utilized. The net operating loss and research and development tax credit carryforwards are subject to review by the Internal Revenue Service. Ownership changes, as defined in the Internal Revenue Code, may limit the amount of these tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value immediately prior to the ownership change.

(7) Indebtedness

(a) Convertible Notes

On March 22, 2004, the Company completed the sale (the “Offering”) of $250 million aggregate principal amount of its 2.25% convertible notes due 2024. Total proceeds from the private placement were $242.3 million, net of debt issuance costs of $7.7 million. The notes bear interest at a rate of 2.25% per year on the principal amount, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2004. Beginning in 2009, the Company may owe contingent interest if certain events occur, as defined under the terms of the Offering. The holders of the notes may convert the notes into shares of the Company’s common stock at a conversion price of $29.67 per share, subject to adjustment, prior to the close of business on March 15, 2024, subject to prior redemption or repurchase of the notes, under any of the following circumstances: (1) during any calendar quarter commencing after June 30, 2004 if the closing sale price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter (if the specified threshold is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on March 15, 2024); (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 98% of the product of the closing sale price of the Company’s common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events.

Holders may require the Company to repurchase the notes on March 15 of 2009, 2014 and 2019 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the repurchase date. The Company may redeem any of the notes beginning March 20, 2009, by giving holders at least 30 days’ notice. The Company may redeem the notes either in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, to, but excluding, the redemption date.

The notes will be the Company’s senior unsecured obligations and will rank equally with all of the Company’s existing and future senior unsecured debt and prior to all future subordinated debt. The notes will be effectively subordinated to any future secured indebtedness to the extent of the collateral securing such indebtedness, and to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

(b) Credit Agreement

On June 30, 2006, the Company entered into a five-year Credit Agreement (the “Credit Agreement”) with a syndicate of five lenders. The Credit Agreement provided for a $150 million senior unsecured revolving credit

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

facility. On October 6, 2006, the Company and its related lenders amended the Credit Agreement in order to, among other items, increase the committed amount of the revolving credit facility to $345 million and to include one additional lender into the syndicate of lenders. The Company may request an increase in available borrowings under the Credit Agreement by an additional amount of up to $155 million (for a maximum amount of $500 million) upon satisfaction of certain conditions. These increased borrowings may be provided either by one or more existing lenders upon the Company obtaining the agreement of such lender(s) to increase commitments or by new lenders being added to the credit facility. The loan proceeds are available to be used by the Company and its subsidiaries to finance working capital needs and for general corporate purposes, including certain permitted business acquisitions. Four of the Company’s wholly-owned subsidiaries are guarantors under the Credit Agreement.

Amounts under the Credit Agreement may be borrowed, repaid and re-borrowed by the Company from time to time until the maturity of the Credit Agreement on June 30, 2011. Voluntary prepayments and commitment reductions requested by the Company under the Credit Agreement are permitted at any time without penalty (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under the Credit Agreement bear interest at a floating rate, which will be, at the Company’s option, either LIBOR plus an applicable margin (which is subject to adjustment based on financial ratios), or a base rate.

The Credit Agreement requires the Company to comply with maximum leverage and minimum fixed charge coverage ratios. The Credit Agreement contains affirmative and negative covenants, including limitations on additional debt, liens, certain investments, and acquisitions outside of the healthcare business. The Credit Agreement also includes events of default customary for facilities of this type. Upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments terminated.

As of December 31, 2006, the Company had no balance outstanding under this Credit Agreement.

(c) Finance Lease Obligation

On July 11, 2006, the Company signed a non-cancelable lease agreement for a building with approximately 146,000 square feet located in Marlborough, Massachusetts, to be principally used as an additional manufacturing facility. In 2011, the Company will have an option to lease an additional 30,000 square feet. As part of the lease agreement, the lessor agreed to allow the Company to make significant renovations to the facility to prepare the facility for the Company’s manufacturing needs. The Company is responsible for a significant amount of the construction costs and therefore was deemed under generally accepted accounting principles to be the owner of the building during the construction period, in accordance with EITF No. 97-10. During the third quarter of 2006, the Company recorded the fair market value of the facility of $13.2 million within property and equipment on its consolidated balance sheet, with an offsetting increase to accrued expenses and other non-current liabilities. The Company plans to begin occupying the facility during the first half of 2007. During the construction period, the Company is capitalizing the interest expense related to the lease obligation and amounts to be paid for construction are being recorded as construction in progress until construction is complete. As of December 31, 2006, the Company recorded $1.5 million as construction in progress related to this facility, including interest of $0.6 million.

At the completion of the construction period, the Company will review the lease for potential sale-leaseback treatment in accordance with SFAS No. 98, Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct

1-26

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Financing Leases—an amendment of FASB Statements No. 13, 66, and 91 and a rescission of FASB Statement No. 26 and Technical Bulletin No. 79-11. However, based on its preliminary analysis, the Company determined that the lease will not qualify for sale-leaseback treatment. Therefore, the building, improvements and associated liabilities will remain on the Company’s financial statements throughout the lease term. The building and tenant improvements will be depreciated on a straight line basis over their estimated useful lives.

The term of the lease is for a period of approximately 12 years commencing on November 14, 2006.

Future minimum annual lease payments, including principal and interest, under this lease are as follows:

Amount
(in thousands)
2007	$588
2008	924
2009	939
2010	982
2011	982
Thereafter	7,913

Total minimum lease payments	12,328
Less—amount representing interest	5,805

$6,523

There were no payments under this lease during 2006.

(8) Stockholders’ Equity

(a) Common Stock Reserved

As of December 31, 2006, the Company has reserved common stock for issuance as follows (in thousands):

Number of Shares
Employee and Director stock incentive plans	20,684
Employee stock purchase plan	1,684
Convertible debt	8,426

30,794

(b) Stock Repurchase Program

Under the current stock repurchase program, which was approved by the Company’s Board of Directors during the fourth quarter of 2005, the Company is authorized to repurchase up to $200 million of its common stock through open market purchases or private transactions that will be made from time to time as market conditions allow. The stock repurchase program is expected to be in effect until November 15, 2009. Shares repurchased under this program will be held in the Company’s treasury. The stock repurchase program may be suspended or discontinued at any time without prior notice. During 2006 and 2005, the Company repurchased 4,109,322 and 2,190,851 shares, respectively, with an aggregate cost of $108.6 million and $50.1 million, respectively. All of these shares are held in treasury.

1-27

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(c) Preferred Stock

The Company’s charter authorizes 5,000,000 shares of $0.01 par value Preferred Stock, none of which was outstanding during the years ended December 31, 2006 and 2005. The Board of Directors has designated 200,000 shares of preferred stock as the Company’s Series A Junior Participating preferred stock. The Board of Directors has the authority to issue such shares in one or more series and to fix the relative rights and preferences without further vote or action by the stockholders.

(d) Stockholders’ Rights Plan

On August 6, 1997 the Board of Directors declared a dividend of one Preferred Stock purchase right for each outstanding share of the Company’s common stock to stockholders of record at the close of business on September 5, 1997. Each right entitles the holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at a purchase price of $110 per unit, subject to adjustment. The rights are not exercisable or transferable apart from the common stock until: (a) 10 days after the public announcement that a person or group (an “Acquiring Person”) has acquired 15% or more of the Company’s common stock; (b) 10 business days after the commencement of, or the first public announcement of the intention to commence, a tender offer which would increase the beneficial ownership of a person or group to 15% or more of the Company’s common stock; or (c) 10 business days after the determination by the Company’s board of directors that a person is an Adverse Person. After any person or group has become an Acquiring Person or Adverse Person, except as provided in the Rights Agreement and amendments thereto (the “Rights Agreement”), each right entitles the holder (other than the Acquiring Person or the Adverse Person) to purchase, at the exercise price, that number of shares of common stock of the Company having a market price of two times the exercise price. If the Company is acquired in a merger or other business combination transaction, except as provided in the Rights Agreement, each exercisable right entitles the holder (other than the Acquiring Person or the Adverse Person) to purchase, at the exercise price, that number of shares of common stock of the acquiring company having a market price of two times the exercise price of the right.

The Board of Directors may redeem the rights for $0.01 per right at any time before the tenth day following the public announcement by either the Company or an Acquiring Person that a person or group has become an Acquiring Person. However, the rights may not be redeemed if the Board of Directors of the Company determines that a person or group has become an Adverse Person. The rights expire on September 5, 2007.

(9) Stock-Based Compensation and Stock Ownership Plans

(a) Stock-Based Compensation

In December 2004, FASB issued SFAS No. 123R, which requires all stock-based compensation to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R on January 1, 2006 using the modified prospective method and accordingly, prior period amounts have not been restated. In order to determine the fair value of stock options and employee stock purchase plan shares, the Company is using the Black-Scholes option pricing model and is applying the multiple-option valuation approach to the stock option valuation. The Company is recognizing stock-based compensation expense on a straight-line basis over the requisite service period of the awards for options granted following the adoption of SFAS No. 123R. For unvested stock options outstanding as of January 1, 2006, the Company will continue to recognize stock-based compensation expense using the accelerated amortization method prescribed in FIN No. 28.

1-28

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Estimates of the fair value of future equity awards will be affected by the future market price of the Company’s common stock, as well as the actual results of certain assumptions used to value the equity awards. These assumptions include, but are not limited to, the expected volatility of the common stock, the number of stock options to be forfeited and exercised by employees, and the expected term of options granted.

As noted above, the fair value of stock options and employee stock purchase plan shares is determined by using the Black-Scholes option pricing model and applying the multiple-option valuation approach to the stock option valuation. The options have graded-vesting on an annual basis over an average vesting period of four years. In applying the multiple-option approach, each option “tranche” is separately valued based upon when the tranche vests. The Company estimates the expected option term by calculating the average period of time before the employees exercise their options and adds this to the vesting period of each tranche. Historically, this period of time has averaged one year from the date the options vest. The expected term of employee stock purchase plan shares is the average of the remaining purchase periods under each offering period. For equity awards granted prior to the adoption of SFAS No. 123R, the volatility of the common stock was estimated using historical volatility. For equity awards granted since January 1, 2006, the volatility of the common stock is estimated using a combination of historical and implied volatility, as discussed in SAB No. 107. By using this combination, the Company is taking into consideration the historical realized volatility, as well as factoring in estimates of future volatility that the Company believes will differ from historical volatility as a result of the Company’s product diversification over the last two years, the market performance of the common stock, the volume of activity of the underlying shares, the availability of actively traded common stock options, and overall market conditions.

The risk-free interest rate used in the Black-Scholes option pricing model is determined by looking at historical U.S. Treasury zero-coupon bond issues with remaining terms equal to the expected terms of the equity awards. In addition, an expected dividend yield of zero is used in the option valuation model, because the Company does not expect to pay any cash dividends in the foreseeable future. Lastly, in accordance with SFAS No. 123R, the Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. In order to determine an estimated pre-vesting option forfeiture rate, the Company used historical forfeiture data. This estimated forfeiture rate has been applied to all unvested options outstanding as of January 1, 2006 and to all options granted since January 1, 2006. Therefore, stock-based compensation expense is recorded only for those options that are expected to vest.

The income statement classification of the Company’s stock-based compensation is consistent with the classification of the Company’s cash compensation expense related to the salaries of the employee option holders. Total stock-based compensation recognized in the Company’s consolidated statement of income for the year ended December 31, 2006 is as follows:

Amount
(in thousands)
Cost of sales	$1,268
Research and development	2,959
Sales and marketing	9,301
General and administrative	7,610

Total stock-based compensation expense	$21,138

The tax benefit and deferred tax assets related to the $21.1 million of stock-based compensation expense recorded during the year ended December 31, 2006 were $6.1 million and $5.9 million, respectively.

1-29

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The adoption of SFAS No. 123R in 2006 resulted in a $(0.13) and $(0.10) reduction of the Company’s basic and diluted earnings per share, respectively.

Prior to January 1, 2006, the Company accounted for stock options using the intrinsic value method, pursuant to the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, stock-based compensation expense was measured as the difference between the option’s exercise price and the market price of the Company’s common stock on the date of grant. Historically, under this method, the Company had no stock-based compensation from options granted to employees because stock options are granted at the market price of the common stock on the date of grant. However, as discussed further in Note 15, to correct errors related to stock-based compensation not previously recorded for certain stock options as a result of certain stock option exercise activities, the Company has restated its consolidated financial statements by recording an increase in additional paid-in capital and a decrease in retained earnings of $28.6 million as of January 1, 2004, reflecting the cumulative impact to net (loss) income in the years ended December 31, 1996 to December 31, 2002. While the errors had no effect on the statements of income or statements of cash flows for the years ended December 31, 2004, 2005 or 2006, they did have an effect on the calculation of stock-based compensation as would have been reported had the Company adopted SFAS No. 123.

Had the Company accounted for stock awards pursuant to the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, net income and net income per share would have been as follows for the years ended December 31, 2005 and 2004, respectively (as restated — see Note 15):

	2005	2004
	(in thousands, except per share amounts)
Net income as reported	$113,486	$73,588
Stock-based employee compensation cost included in reported net income	473	309
Stock-based employee compensation cost determined under SFAS No. 123, net of tax	(24,775)	(36,520)

Pro forma net income	$89,184	$37,377

Net income per common share:
Basic — as reported	$1.00	$0.66

Basic — pro forma	$0.78	$0.33

Diluted — as reported	$0.94	$0.63

Diluted — pro forma	$0.74	$0.33

The underlying assumptions used in the Black-Scholes model are as follows for options granted during years ended December 31, 2006, 2005 and 2004:

	December 31
	2006	2005	2004
Risk-free interest rate.	4.7%	3.8%	2.8%
Expected dividend yield	—	—	—
Expected life (in years)	3.5	3.5	3.5
Expected volatility	31%	56%	69%

1-30

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits for deductions resulting from the exercise of stock options and disqualifying dispositions as operating cash flows in the consolidated statement of cash flows. SFAS No. 123R generally requires the benefits of tax deductions in excess of recognized compensation expense to be reported within cash flows from financing activities.

As of December 31, 2006, total unrecognized stock-based compensation expense relating to unvested employee stock awards, adjusted for estimated forfeitures, was $29.1 million. This amount is expected to be recognized over a weighted-average period of 3.0 years. If actual forfeitures differ from current estimates, total unrecognized stock-based compensation expense will be adjusted for future changes in estimated forfeitures.

(b) Employee and Director Stock Incentive Plans

The Cytyc Corporation 2004 Omnibus Stock Plan (the “2004 Omnibus Plan”), which is the Company’s primary plan for grants of equity, provides for the issuance of up to 12,250,000 shares of the Company’s common stock, no more than 8,200,000 of which shares may be issued as awards other than stock options or stock appreciation rights. The 2004 Omnibus Plan provides for grant of various incentives, including stock options and other stock-based awards. At December 31, 2006, 4,929,238 shares were available for future grant under the 2004 Omnibus Plan. Prior to the approval of the 2004 Omnibus Plan, the Company had various employee and director equity compensation plans, including the 1998 Stock Plan, the 1995 Stock Plan, the 1995 Non-Employee Director Stock Option Plan and the 2001 Non-Employee Director Stock Option Plan. These plans were terminated with the adoption of the 2004 Omnibus Plan and although awards are still outstanding under these plans, no further awards may be issued under these plans.

The following table summarizes options outstanding, by stock plan, as of December 31, 2006:

2004 Omnibus Plan	7,074,661
1995 Stock Plan	7,592,182
1998 Stock Plan	5,307
1995 Non-Employee Director Stock Option Plan	180,000
2001 Non-Employee Director Stock Option Plan	903,000

15,755,150

1-31

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The following schedule summarizes the activity under the Company’s stock plans for the years ended December 31, 2006, 2005 and 2004:

	Number of Shares	Range of Exercise Prices	Weighted Average Exercise Price per share
Outstanding, January 1, 2004	21,005,188	$0.14 — $28.45	$15.99
Granted	3,459,647	0.00 — 28.20	21.32
Exercised	(3,832,697)	0.14 — 26.69	12.07
Canceled	(2,125,104)	7.09 — 27.52	17.69

Outstanding, December 31, 2004	18,507,034	0.14 — 28.45	17.61
Granted	3,492,450	21.20 — 28.45	24.08
Exercised	(3,942,453)	0.14 — 26.95	15.56
Canceled	(1,346,127)	7.30 — 28.20	20.48

Outstanding, December 31, 2005	16,710,904	0.44 — 28.45	19.20
Granted	3,749,227	22.96 — 30.11	27.44
Exercised	(3,385,544)	2.33 — 28.45	19.41
Canceled	(1,319,437)	8.00 — 30.11	22.72

Outstanding, December 31, 2006	15,755,150	$0.44 — $30.11	$20.82

Exercisable, December 31, 2006	8,482,964	$0.44 — $28.45	$18.12

Exercisable, December 31, 2005	9,206,763	$0.44 — $28.45	$18.70

Exercisable, December 31, 2004	10,303,340	$0.14 — $28.45	$17.97

The weighted average per share fair market value of the stock options as of the date of grant for the years ended December 31, 2006, 2005 and 2004, was $8.13, $10.53 and $10.76, respectively.

The total intrinsic value of options exercised during the years ended December 31, 2006 and 2005 was $28.0 million and $40.4 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock on date of exercise and the exercise price per share.

1-32

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price per Share	Number of Shares	Weighted Average Exercise Price per share
$ 0.44 – $11.07	1,647,215	2.82	$ 9.05	1,599,128	$ 9.01
11.20 – 11.92	159,116	4.08	11.38	138,146	11.35
12.17 – 12.65	1,662,125	2.98	12.62	954,121	12.60
12.71 – 19.35	1,610,999	5.65	16.25	1,152,298	15.87
19.38 – 21.90	1,712,304	4.73	21.00	1,334,286	20.81
21.92 – 23.48	1,694,651	5.54	22.66	951,798	22.29
23.51 – 24.31	1,864,656	5.95	24.12	623,575	24.07
24.32 – 25.27	1,617,079	6.19	24.61	1,215,618	24.53
25.28 – 28.37	1,374,255	8.21	26.51	493,390	26.37
28.39 – 30.11	2,412,750	5.51	28.43	20,604	28.43

$ 0.44 – $30.11	15,755,150	5.24	$20.82	8,482,964	$18.12

The aggregate intrinsic value of dilutive options outstanding and options exercisable as of December 31, 2006 was $118.1 million and $86.4 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock as of December 31, 2006 and the exercise price per share. The market value as of December 31, 2006 was $28.30 per share as quoted on The NASDAQ National Market.

(c) Employee Stock Purchase Plan

During the first half of 2004, the Board of Directors and the stockholders of the Company approved the 2004 Employee Stock Purchase Plan, pursuant to which 2,000,000 shares of common stock may be issued. As a result, the 1995 Employee Stock Purchase Plan, which existed at that time, terminated effective November 30, 2004. The purchase price under the 2004 Employee Stock Purchase Plan is determined by taking the lesser of 85% of the closing price on the first or last day of the period. During 2006, 169,520 shares of common stock were issued at purchase prices of $22.34 and $22.12 per share. At December 31, 2006, 1,683,925 shares were available for future issuance under the 2004 Employee Stock Purchase Plan. During 2005, 146,555 shares of common stock were issued at purchase prices of $19.90 and $20.17 per share. During 2004, 128,687 shares of common stock were issued under the 1995 Employee Stock Purchase Plan at purchase prices of $19.00 and $11.25 per share.

In 2006, pursuant to the Company’s adoption of SFAS No. 123R on January 1, 2006, the Company recorded $0.9 million of stock-based compensation expense equal to the fair value of the shares purchased under the 2004 Employee Stock Purchase Plan during 2006, as a result of the discounted purchase price of the common stock as compared to its fair value on date of grant.

1-33

CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(10) Commitments and Contingencies

(a) Lease Commitments

The Company leases its facilities and certain automobiles and office equipment under non-cancelable operating leases which have expiration dates ranging from 2007 through 2018. Many of the leases have lease renewal dates ranging from one to three years. Future minimum annual lease payments under these leases are as follows:

Amount
(in thousands)
2007	$8,960
2008	9,249
2009	9,045
2010	8,724
2011	8,812
Thereafter	40,040

$84,830

Rent expense under operating leases totaled approximately $6.7 million, $6.8 million and $4.0 million in 2006, 2005 and 2004, respectively.

(b) Long-Term Supply Contracts

For reasons of quality assurance, sole source availability or cost effectiveness, certain key components and raw materials are available only from a sole supplier. Working closely with its suppliers, the Company has entered into certain long-term supply contracts to assure continuity of supply while maintaining high quality and reliability. In certain of these contracts, a minimum purchase commitment has been established.

As part of the acquisition of Proxima in March 2005, the Company assumed a non-cancelable supply agreement with one of its vendors to provide the facility for the production of one of its products and its ongoing exclusive supply. The initial term of the agreement expires in 2008 and is subject to annual indexed price adjustments. As of December 31, 2006, the minimum annual commitments under the agreement are $1 million in each year through 2008.

Future supply commitments under the Company’s long-term supply contracts are as follows:

Amount
(in thousands)
2007	$4,011
2008	4,000
2009	3,000
2010	3,000
2011	3,000
Thereafter	3,000

$20,011

Payments under these contracts totaled approximately $4.9 million, $5.5 million and $8.0 million in 2006, 2005 and 2004, respectively.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(c) Royalties and Contingent Earn-Out Payments

The Company is the exclusive licensee of certain patented technology used in the ThinPrep System, NovaSure System, and the GliaSite System. In connection with these licenses, royalty expense totaled $5.0 million, $4.3 million and $1.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Part of the purchase price for Proxima includes contingent earn-out payments tied to future performance milestones (see Note 4(b)). At December 31, 2006, $3.6 million was accrued for the contingent earn-out payments relating to incremental sales growth in the breast-related products during 2006.

Part of the purchase price for Helica includes payments within two years, subject to commercialization by the Company of the second-generation product and contingent earn-out payments tied to future performance milestones (see Note 4(a)). At December 31, 2006 no amounts were due under this agreement.

(d) Private Equity Investment

During the third quarter of 2005, the Company entered into a $5 million private equity investment commitment which may be paid over the succeeding three years. As of December 31, 2006, $1.6 million of this commitment was paid, which is recorded in Other Assets (see Note 2(j)).

(e) Litigation

On November 17, 2003, DEKA Products Limited Partnership (“DEKA”) initiated arbitration proceedings against Cytyc alleging that Cytyc underpaid royalties due to DEKA pursuant to a cross-license agreement entered into in 1993 (the “1993 DEKA Agreement”). The dispute concerned the method of calculating royalties on the sale of the single use disposable ThinPrep Pap Test kit. In March 2005, the arbitration panel issued a partial final award in which it agreed with DEKA’s interpretation of the 1993 DEKA Agreement and on April 26, 2005, issued its final decision which Cytyc appealed. Cytyc recorded a pre-tax charge in the first quarter of 2005 in the amount of $7.8 million, which was in addition to the $1.3 million previously recorded. Subsequently, each month, Cytyc recorded an accrual for the difference between the quarterly payments to DEKA and the amounts calculated pursuant to the arbitration panel decision. As a result of a final decision of the United States Court of Appeals for the First Circuit in February 2006, the Company paid DEKA $11.4 million. Prospectively, the Company will pay DEKA a one percent royalty on applicable net sales of ThinPrep Pap Test disposable components; however, this royalty is not expected to be material to the Company’s future operating results or financial position.

On June 16, 2003, Cytyc filed a suit for Declaratory Judgment in United States District Court for the District of Massachusetts asking the court to determine and declare that certain of TriPath Imaging, Inc.’s (“TriPath”) patents are invalid and not infringed by the Company’s ThinPrep Imaging System. On June 17, 2003, TriPath announced that it had filed a lawsuit against the Company in the United States District Court for the Middle District of North Carolina alleging patent infringement, false advertising, defamation, intentional interference, unfair competition, and unfair and deceptive trade practices. The non-patent claims have been dismissed and the patent cases have since been consolidated into a single action. A hearing occurred on August 2, 2006 in the United States District Court for the District of Massachusetts to hear oral arguments on summary judgment motions. A trial is expected to occur during April 2007. The Company continues to believe that the claims against it are without merit and intends to vigorously defend this suit. Given the stage and current status of the litigation, the Company is unable to reasonably estimate the ultimate outcome of this case.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The Company is also involved in ordinary, routine litigation incidental to its business. Although the outcomes of these other lawsuits and claims are uncertain, management does not believe that, individually or in the aggregate, these other lawsuits and claims will have a material adverse effect on the Company’s business, financial condition, results of operations or liquidity.

(11) Restructuring

During the fourth quarter of 2006, Company management approved restructuring plans designed to reduce future operating expenses by consolidating the Company’s Mountain View, California operations into its existing operations in Costa Rica and Massachusetts. In connection with this plan and pursuant to SFAS No. 146, the Company incurred $2.9 million of restructuring costs during the fourth quarter of 2006 related to severance and included such costs within operating expenses in the consolidated statement of income. The Company expects to incur additional restructuring costs in 2007 of approximately $5 million to $6 million, primarily resulting from retention costs and incremental depreciation of leasehold improvements. None of the severance has been paid as of December 31, 2006 and all is expected to be paid during 2007.

(12) Employee Benefit Plan

The Company maintains an employee benefit plan under Section 401(k) of the Internal Revenue Code. The plan allows for employees to defer a portion of their salary up to the maximum allowed under IRS rules. The Company made contributions to the plan totaling $2.7 million, $2.0 million and $1.9 million related to the years ended December 31, 2006, 2005 and 2004, respectively.

(13) Summary of Quarterly Data (Unaudited)

A summary of quarterly data follows (in thousands, except per share amounts):

	Fiscal Year 2006
	1st	2nd	3rd	4th
Net sales	$140,540	$150,397	$154,256	$163,057
Gross profit	110,751	117,334	119,173	126,808
Income from operations(1)	46,282	49,855	53,525	52,008
Net income(2)	29,364	31,680	36,080	42,413
Net income per share:
Basic	$0.25	$0.28	$0.32	$0.37
Diluted	$0.24	$0.27	$0.31	$0.35

	Fiscal Year 2005
	1st	2nd	3rd	4th
Net sales	$113,405	$125,381	$130,824	$138,641
Gross profit	89,478	99,275	102,901	109,448
Income from operations(3)	34,482	46,119	50,442	53,278
Net income	20,891	28,035	31,143	33,417
Net income per share:
Basic	$0.18	$0.25	$0.28	$0.29
Diluted	$0.18	$0.23	$0.26	$0.27

(1)	The Company recorded a pre-tax restructuring charge of $2.9 million in the fourth quarter of 2006 for severance resulting from the Company’s planned transition of its Mountain View, California operations to its operations in Costa Rica and Massachusetts (see Note 11).

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

(2)	The Company recorded a gain on the sale of its Vision shares of $13.1 million, including a realized foreign currency gain of $1.9 million during 2006, during the fourth quarter of 2006 (See Note 4(d)). The tax effect related to this gain was $4.6 million.

(3)	The Company recorded a pre-tax charge of $7.8 million in the first quarter of 2005 in connection with the DEKA Products Limited Partnership arbitration panel decision (see Note 10(e)).

(14) Subsequent Events

On February 11, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Augusta Medical Corporation, a Delaware corporation and a newly-formed wholly-owned subsidiary of Cytyc (the “Purchaser”), and Adeza Biomedical Corporation, a Delaware corporation (“Adeza”). Pursuant to the Merger Agreement, the Purchaser will commence a cash tender offer (within 10 business days) to purchase all outstanding shares of Adeza’s common stock (the “Shares”) in exchange for $24.00 per share in cash (the “Offer Price”). Subsequent to the successful completion of the tender offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Adeza (the “Adeza Merger”), with Adeza continuing as the surviving corporation and as a wholly-owned subsidiary of Cytyc. At the effective time of the Adeza Merger, each Share of Adeza then outstanding (other than certain shares, as defined in the Merger Agreement) will be converted into the right to receive in the Adeza Merger the same $24.00 per share cash Offer Price, without interest. Any options to purchase the Shares that remain outstanding immediately prior to the Adeza Merger will be entitled to an amount in cash equal to the excess, if any, of the Offer Price over the per Share exercise price of such option, multiplied by the number of unexercised Shares subject to the option.

The purchase price of $452 million will be paid out of Cytyc’s existing cash, the cash on Adeza’s balance sheet, and the Company’s existing credit facility. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141.

On February 26, 2007, the Company entered into a definitive agreement (“Definitive Agreement”) with Adiana, Inc. (“Adiana”), a privately-held company, to acquire the outstanding shares of Adiana. All of Adiana’s fully-diluted equity immediately prior to the close of the acquisition (expected to occur March 2007), will automatically convert into the right to receive an initial cash payment of $60 million, plus milestone payments. The milestone payments include (i) payment of up to $25 million tied to potential FDA regulatory approval of the Adiana permanent contraception product and (ii) contingent payments tied to future revenue performance milestones. The contingent payments are based on incremental sales growth of the Adiana permanent contraception product during the four-year period following FDA approval of the Adiana permanent contraception product and are subject to an aggregate cap of $130 million. No payments can be earned after December 31, 2012. According to the terms of the Definitive Agreement, total payments, including the potential FDA milestone payment and the four-year contingent payments, will not exceed $215 million.

The purchase will be funded out of the Company’s existing cash and credit facility. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141.

(15) Restatement of Consolidated Financial Statements

Subsequent to the issuance of the Company’s 2006 consolidated financial statements, the Company determined that previously issued financial statements should be restated to correct certain errors related to charges for stock-based compensation expense not previously recorded for certain stock options as a result of

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

certain stock option exercise activities. As a result, the Company has restated the accompanying consolidated financial statements to record an increase to additional paid-in capital and decrease to retained earnings to correct these errors.

During the first quarter of 2007, the Company became aware of a report prepared by an independent equity research firm suggesting that the Company was at an elevated risk for issues with the dating of stock option exercises prior to the effective date of the Sarbanes-Oxley Act of 2002. At the request of the General Counsel and the Chief Executive Officer, the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors, with the assistance of independent outside counsel and the Company’s internal audit department, conducted a voluntary review of circumstances relating to the exercising of employee stock options. As a result of that review, the Audit Committee concluded with respect to two current executives — the Chief Executive Officer and the General Counsel — that on several occasions during the period from 1996 through 2002, qualified incentive stock options granted under the Company’s stock option plans (the “Plans”) were reported as having been exercised before all of the actions required by the Plan to effect such an exercise were completed. To the extent an exercise can be reported as occurring before all the required actions are complete, an option holder has the opportunity to obtain an exercise date using hindsight (i.e., “exercise back-dating”) and thereby exercise on a date with a preferable market price.

The Company determined that all stock options granted to the Chief Executive Officer and General Counsel and still outstanding at any date following the first in a series of exercises by each of these executives reported as occurring before all the required actions were completed during the period 1996 through August 28, 2002 (the date the look-back practice was no longer available based on the change in the SEC’s filing requirements reducing the reporting window for equity share activity) are subject to variable award accounting because the exercise price of those options was not fixed on the date of grant. The Company has determined variable award accounting is appropriate for these awards because there was a pattern in which the Chief Executive Officer and General Counsel received an exercise date with a more favorable market price as a result of the look-back. This pattern of exercise back-dating, when combined with the right to utilize a stock swap as consideration for the exercise, gave these individuals the ability to alter the exercise price of the options being exercised, resulting in an indirect reduction in the exercise price of the stock options by an amount that was unknown at the date of grant. Accordingly, the Company has recorded stock-based compensation expense (benefit) for each of the years ended December 31, 1996 through 2002 applying variable award accounting, which is based on the excess of the quoted market price of the Company’s common stock at the end of each period over the option exercise price for those options. Based on the Company’s review of the facts and circumstances, the Company concluded that the practice of exercise back-dating for these individuals ended in 2002 and therefore the terms of all outstanding awards became fixed at that time. As a result of a decline in the Company’s stock price during 2002, there was no intrinsic value of the awards at August 28, 2002, the date on which the terms of the awards became fixed.

The Company has analyzed the circumstances surrounding exercises by other executives and other non-officer employees for purposes of determining whether any of the exercise activity under review would result in accounting consequences. Based on this analysis, the Company concluded that single stock option grants to one current and one former executive (the “Two Other Executives”) were modified on the date of exercise in 2000 to allow for exercise back-dating. A pattern was not evident for the Two Other Executives and therefore the Company has concluded that the terms of all other awards granted for the Two Other Executives were fixed as of the grant date. As a result, the Company has recorded a stock-based compensation charge during the year ended December 31, 2000, based on the excess of the quoted market price of the Company’s common stock as of the modification date over the option exercise price for those options.

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CYTYC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2006

The following reflects the additional employee stock-based compensation expense (benefit) recorded by the Company for the restatement described above:

	Change in Stock- Based Compensation Expense (Benefit) Related to Restatement	Income Tax Expense (Benefit) Related to Restatement	Change in Stock- Based Compensation Expense (Benefit), Net of Tax	Stock-based Compensation Expense, Net of Tax, As Previously Reported(1)	Stock-based Compensation Expense, Net of Tax, As Restated
	(in thousands)
1996	$9,066	$—	$9,066	$—	$9,066
1997	790	—	790	—	790
1998	218	—	218	88	306
1999	7,830	—	7,830	121	7,951
2000	21,230	—	21,230	241	21,471
2001	9,968	(6,980)	2,988	139	3,127
2002	(17,205)	3,699	(13,506)	453	(13,053)
2003	—	—	—	624	624

	$31,897	$(3,281)	$28,616	$1,666	$30,282

(1)	Represents employee stock-based compensation expense as determined under APB No. 25 as previously included in the Company’s financial statements.

The cumulative impact to net (loss) income for the years ended December 31, 1996 through 2003 of $28.6 million is reflected as an increase to additional paid-in capital and a decrease to retained earnings as of January 1, 2004. There was no impact to the consolidated statements of income or statements of cash flows for the years ended December 31, 2004, 2005 or 2006. There was no income tax expense (benefit) related to the restatement prior to the year ended December 31, 2001 as the Company had a full valuation allowance recorded against its net deferred tax assets until 2001 due to the uncertainty relating to the future utilization of these deferred tax assets during those periods. In 2001, the Company reversed the valuation allowance against its deferred tax assets and as a result, the deferred tax assets recorded from 1996 through 2001 relating to the stock-based compensation expense discussed above resulted in a $7.0 million benefit in the Company’s consolidated statement of income during the year ended December 31, 2001.

The following summarizes the impact of the restatement discussed above on the Company’s previously reported consolidated balance sheets and consolidated statements of stockholders’ equity:

	As Previously Reported	Restatement Adjustments	As Restated
	(in thousands)
As of December 31, 2004
Additional paid-in-capital	$467,265	$28,616	$495,881
Retained earnings	$173,232	$(28,616)	$144,616

As of December 31, 2005
Additional paid-in-capital	$545,761	$28,616	$574,377
Retained earnings	$286,718	$(28,616)	$258,102

As of December 31, 2006
Additional paid-in-capital	$644,552	$28,616	$673,168
Retained earnings	$426,255	$(28,616)	$397,639

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